Exhibit 99.1

News Release

Investor Relations and Media contacts:
Steve Himes, 678 579 3655 steve.himes@mirant.com
Audrey Emerson, 678 579 3231 audrey.emerson@mirant.com

Stockholder inquiries:
678 579 7777

February 26, 2010

Mirant Reports Fourth Quarter and

Year-End 2009 Results

•	2009 income from continuing operations of $494 million compared to 2008 income from continuing operations of $1.215 billion

•	2009 adjusted EBITDA from continuing operations of $890 million compared to 2008 adjusted EBITDA from continuing operations of $782 million

•	Fourth quarter 2009 adjusted EBITDA from continuing operations of $184 million compared to fourth quarter 2008 adjusted EBITDA from continuing operations of $150 million

•	Reduced 2010 adjusted EBITDA guidance from $617 million to $613 million and initiated 2011 adjusted EBITDA guidance of $387 million

ATLANTA – Mirant Corporation (NYSE: MIR) today reported income from continuing operations for 2009 of $494 million compared to income from continuing operations of $1.215 billion for 2008. Results for 2009 include an impairment charge of $207 million at the Potomac River generating station, and unrealized gains, principally on hedges, of $47 million compared to unrealized gains, again principally on hedges, of $786 million for 2008. Per share results from continuing operations for 2009 were $3.41 per diluted share, compared to $6.11 per diluted share from continuing operations for 2008.

Net Income to Adjusted Income from Continuing Operations and Adjusted EBITDA

(in millions except per share)	Year to Date December 31, 2009		Year to Date December 31, 2008
		Per Share [1]		Per Share [1]
Net income	$494	$3.41	$1,265	$6.36
Income from discontinued operations	—	—	50	0.25

Income from continuing operations	494	3.41	1,215	6.11
Unrealized gains	(47)	(0.32)	(786)	(3.95)
Bankruptcy charges and legal contingencies	(62)	(0.43)	—	—
Impairment charges	221	1.52	—	—
Lower of cost or market inventory adjustments, net	(31)	(0.21)	54	0.27
Other	19	0.13	34	0.17

Adjusted income from continuing operations	$594	$4.10	$517	$2.60

Provision for income taxes	12		2
Interest expense, net	135		119
Depreciation and amortization	149		144

Adjusted EBITDA	$890		$782

[1]	Per share amounts for 2009 are based on diluted weighted average shares outstanding of 145 million. Per share amounts for 2008 are based on diluted weighted average shares outstanding of 199 million.

Mirant reported adjusted income from continuing operations of $594 million for 2009, or $4.10 per diluted share, compared to adjusted income from continuing operations of $517 million for 2008, or $2.60 per diluted share. Adjusted income from continuing operations excludes unrealized gains and other items, including a $62 million gain related to the MC Asset Recovery settlement with Southern Company and a $207 million impairment charge related to the Potomac River generating facility. The year over year change resulted principally from higher realized gross margins.

Adjusted EBITDA from continuing operations for 2009 was $890 million, compared to $782 million for 2008. The year over year change resulted principally from higher realized value of hedges and higher realized results from proprietary trading and fuel oil management activities, partially offset by lower energy gross margins from generation.

Net cash provided by operating activities of continuing operations for 2009 was $808 million compared to $677 million for 2008.

As of December 31, 2009, the company had cash and cash equivalents of $1.953 billion, of which $403 million was restricted at Mirant North America and its subsidiaries and not available for distribution to Mirant. In addition, Mirant North America was restricted from further distributions, beyond permitted interest payable by its parent, Mirant Americas Generation, primarily because of the significant capital expenditure program to comply with the Maryland Healthy Air Act. When the capital expenditures no longer affect the free cash flow calculation, Mirant North America is expected to be able again to make distributions. Mirant does not expect the restriction on distributions to have any effect on its operations.

As of December 31, 2009, the company had total outstanding debt of $2.631 billion.

“We are pleased with our accomplishments in 2009, which included an 89 percent commercial availability rate and, perhaps our most outstanding accomplishment, not having a single lost workday as a result of an injury,” said Edward R. Muller, chairman and chief executive officer. “In addition to these operational achievements, we are pleased to have announced during the past year that we were awarded a contract for new generation in California and completed installation of four scrubbers to control emissions of sulfur dioxide at our Maryland coal-fired facilities.”

Fourth Quarter 2009 versus Fourth Quarter 2008

Mirant reported a loss from continuing operations for the fourth quarter of 2009 of $104 million compared to income from continuing operations of $594 million for the same period last year. Results for 2009 include an impairment charge of $207 million at the Potomac River generating station, and unrealized losses, principally on hedges, of $19 million compared to unrealized gains, again principally on hedges, of $568 million for 2008. Per share results from continuing operations for the fourth quarter of 2009 were a loss of $0.71 per share, compared to income of $3.94 per diluted share from continuing operations for the fourth quarter of 2008.

Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

(in millions except per share)	Quarter Ending December 31, 2009		Quarter Ending December 31, 2008
		Per Share [1]		Per Share [1]
Net income (loss)	$(104)	$(0.71)	$593	$3.93
Loss from discontinued operations	—	—	(1)	(0.01)

Income (loss) from continuing operations	(104)	(0.71)	594	3.94
Unrealized (gains) losses	19	0.13	(568)	(3.76)
Impairment charges	207	1.43	—	—
Lower of cost or market inventory adjustments, net	(14)	(0.10)	54	0.35
Other	2	0.02	(3)	(0.02)
Adjustment to GAAP EPS for dilution	—	(0.02)	—	—

Adjusted income from continuing operations	$110	$0.75	$77	$0.51

Provision (benefit) for income taxes	1		(3)
Interest expense, net	33		40
Depreciation and amortization	40		36

Adjusted EBITDA	$184		$150

[1]

Per share amounts for 2009 are based on basic weighted average shares outstanding of 145 million for all amounts except adjusted net income which is based on diluted weighted average shares outstanding of 146 million. Per share amounts for 2008 are based on diluted weighted average shares outstanding of 151 million.

Mirant reported adjusted income from continuing operations of $110 million for the fourth quarter of 2009, or $0.75 per diluted share, compared to adjusted income from continuing operations of $77 million for the fourth quarter of 2008, or $0.51 per diluted share. Adjusted income from continuing operations excludes unrealized gains and losses and other items, including the impairment charge related to the Potomac River generating facility. The quarter over quarter change resulted principally from higher realized gross margins.

Adjusted EBITDA from continuing operations for the fourth quarter of 2009 was $184 million, compared to adjusted EBITDA from continuing operations of $150 million for the fourth quarter 2008. The change in adjusted EBITDA resulted principally from higher realized gross margins from proprietary trading and fuel oil management activities, partially offset by lower energy gross margin from generation and higher total operating expenses.

Net cash provided by operating activities of continuing operations for the fourth quarter of 2009 was $87 million compared to $90 million for the same period in 2008.

Guidance

Mirant today reduced its 2010 adjusted EBITDA guidance from $617 million to $613 million and provided initial 2011 adjusted EBITDA guidance of $387 million. The reduction in the guidance for 2011 relative to 2010 reflects lower realized value of hedges and lower capacity revenues, partially offset by lower operating expenses.

Stockholder Rights Plan

Mirant also announced that its Board of Directors has extended its stockholder rights plan and will submit the plan to a stockholder vote at its 2010 Annual Meeting of Stockholders on May 6, 2010. The rights plan, which was adopted last year, is designed to protect Mirant’s use of its federal Net Operating Losses (NOLs) from certain restrictions contained in Section 382 of the Internal Revenue Code. If the rights plan is not approved by stockholders prior to February 25, 2011, the plan will terminate by its terms on that date, one year from the Board’s extension.

Earnings Call

Mirant is hosting an earnings call today to discuss its fourth quarter and year-end 2009 financial results. The call will be held from 9-10 a.m. EST. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 888 637 7719 (International 913 312 1483) and entering pass code 7866464. Presentation slides for the earnings call have been posted to the company’s website.

A recording of the event will be available for playback on the company’s website beginning today at 12 p.m. EST. A replay also will be available by dialing 888 203 1112 (International 719 457 0820) and entering the pass code 7866464.

Non-GAAP Financial Measures

This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. Management thinks that these measures are helpful to investors in measuring Mirant’s financial performance and liquidity and comparing Mirant’s performance to its peers. However, Mirant’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent management discusses any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides available via the investor relations section of our website at www.mirant.com. In addition, Mirant has included a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of these measures as Exhibit 99.2 to Mirant’s Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases more than 10,000 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Fourth Quarter Income Statement

MIRANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ending December 31,
	2009	2008

	(in millions)
Operating Revenues	$481	$1,107
Cost of fuel, electricity and other products	127	293

Gross Margin	354	814

Operating Expenses:
Operations and maintenance	179	164
Depreciation and amortization	40	36
Impairment charges	207	—
Gain on sales of assets, net	(2)	(12)

Total operating expenses	424	188

Operating Income (Loss)	(70)	626

Other Expense (Income), net:
Interest expense	33	43
Interest income	—	(3)
Other, net	—	(5)

Total other expense, net	33	35

Income (Loss) From Continuing Operations
Before Income Taxes	(103)	591
Provision (benefit) for income taxes	1	(3)

Income (Loss) From Continuing Operations	(104)	594

Loss From Discontinued Operations, net	—	(1)

Net Income (Loss)	$(104)	$593

Regulation G Reconciliation

Net Income to Adjusted Income from Continuing Operations and Adjusted EBITDA

(in millions except per share)	Year to Date December 31, 2009		Year to Date December 31, 2008
		Per Share [1]		Per Share [1]
Net income	$494	$3.41	$1,265	$6.36
Income from discontinued operations	—	—	50	0.25

Income from continuing operations	494	3.41	1,215	6.11
Unrealized gains	(47)	(0.32)	(786)	(3.95)
Bankruptcy charges and legal contingencies	(62)	(0.43)	—	—
Severance and bonus plan for dispositions	13	0.09	14	0.07
Impairment charges	221	1.52	—	—
Lovett shut down costs	5	0.03	12	0.06
Lower of cost or market inventory adjustments, net	(31)	(0.21)	54	0.27
Other	1	0.01	8	0.04

Adjusted income from continuing operations	$594	$4.10	$517	$2.60

Provision for income taxes	12		2
Interest expense, net	135		119
Depreciation and amortization	149		144

Adjusted EBITDA	$890		$782

1	Per share amounts for 2009 are based on diluted weighted average shares outstanding of 145 million. Per share amounts for 2008 are based on diluted weighted average shares outstanding of 199 million.

Current Expected Cash Flow from Operations to Projected Adjusted EBITDA Guidance

For the years ending December 31, 2010 and 2011

(in millions)	Year Ending December 31, 2010	Year Ending December 31, 2011
Net cash provided by operating activities of continuing operations	$291	$186
Emission allowance sales proceeds	6	7
Capitalized interest	(6)	(3)

Adjusted net cash provided by operating activities	$291	$190
Interest, net (including amounts capitalized)	191	149
Income taxes paid (refund)	2	(24)
Working capital and other changes	129	72

Adjusted EBITDA	$613	$387

Previous Expected Cash Flow from Operations to Projected Adjusted EBITDA Guidance

For the year ending December 31, 2010

(in millions)	Year Ending December 31, 2010
Net cash provided by operating activities of continuing operations	$316
Emission allowance sales proceeds	7
Capitalized interest	(6)

Adjusted net cash provided by operating activities	$317
Interest, net (including amounts capitalized)	186
Income taxes refund	(20)
Working capital and other changes	134

Adjusted EBITDA	$617

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity (the “electricity industry”); changes in state, federal and other regulations affecting the electricity industry (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s plants to perform as expected, including outages for unscheduled maintenance or repair; environmental regulations that restrict Mirant’s ability or render it uneconomic to operate its business, including regulations related to the emission of CO2 and other greenhouse gases; increased regulation that limits Mirant’s access to adequate water supplies and landfill options needed to support power generation or that increases the costs of cooling water and handling, transporting, and disposing off-site of ash and other byproducts; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity and other commodities in the energy markets, including efforts to reduce demand for electricity and to encourage the development of renewable sources of electricity, and the extent and timing of the entry of additional competition in our markets; continued poor economic and financial market conditions, including impacts on financial institutions and other current and potential counterparties and negative impacts on liquidity in the power and fuel markets in which Mirant and its subsidiaries hedge and transact; increased credit standards, margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts that are expected, including additional collateral costs associated with over-the-counter hedging activities as a result of proposed over-the-counter regulation; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market conditions and liquidity, including as a result of proposed over-the-counter regulation, which may affect Mirant’s ability to engage in asset management, proprietary trading and fuel oil management activities as expected, or result in material gains or losses from open positions; deterioration in the financial condition of Mirant’s counterparties and the failure of counterparties to pay amounts owed to Mirant or to perform obligations or services due to Mirant beyond collateral posted; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses resulting from such hazards or the inability of Mirant’s insurers to provide agreed upon coverage; price mitigation strategies employed by ISOs or RTOs that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generating units adequately for all of their costs; changes in the rules used to calculate capacity, energy and ancillary services payments; legal and political challenges to the rules used to calculate capacity, energy and ancillary services payments; volatility in Mirant’s gross margin as a result of Mirant’s accounting for derivative financial instruments used in its asset management, proprietary trading and fuel oil management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management, proprietary trading and fuel oil management activities; Mirant’s ability to enter into intermediate and long-term contracts to sell power and to obtain adequate supply and delivery of fuel for its generating facilities, at Mirant’s required specifications and on terms and prices acceptable to it; the failure to utilize new or advancements in power generation technologies; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; the potential limitation or loss of Mirant’s net operating losses notwithstanding a continuation of the stockholder rights plan; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; Mirant’s ability to obtain or develop capable leaders and its ability to retain or replace the services of key employees; weather and other natural phenomena, including hurricanes and earthquakes; the cost and availability of emissions allowances; curtailment of operations and reduced prices for electricity resulting from transmission constraints; Mirant’s ability to execute its business plan in California, including entering into new tolling arrangements in respect of its existing generating facilities; Mirant’s ability to execute its development plan in respect of its Marsh Landing generating facility, including (i) obtaining the permits necessary for construction and operation of the generating facility, (ii) securing the necessary project financing for construction of the generating facility, and (iii) completing the construction of the generating facility by May 2013; Mirant’s relative lack of geographic diversification in revenue sources resulting in concentrated exposure to the Mirant Mid-Atlantic market; the ability of lenders under Mirant North America’s revolving credit facility to perform their obligations; war, terrorist activities, cyberterrorism and inadequate cybersecurity, or the occurrence of a catastrophic loss; the failure to provide a safe working environment for Mirant’s employees and visitors thereby increasing Mirant’s exposure to additional liability, loss of productive time, other costs, and a damaged reputation; Mirant’s consolidated indebtedness and the possibility that Mirant or its subsidiaries may incur additional indebtedness in the future; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America contained in its financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flows of those subsidiaries to make debt service and other payments; the failure to comply with, or monitor provisions of Mirant’s loan agreements and debt may lead to a breach and, if not remedied, result in an event of default thereunder, which would limit access to needed capital and damage Mirant’s reputation and relationships with financial institutions; and the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.